Exhibit 99.2


                  E COM VENTURES, INC. SIGNS A LETTER OF INTENT
            TO ACQUIRE CERTAIN ASSETS OF QUALITY KING FRAGRANCE, INC.


SUNRISE,  FLORIDA  September 17, 2003. E COM VENTURES,  INC. ("ECOM V") (NASDAQ:
ECMV) announced today that it has signed a non-binding letter of intent to acquire certain assets, other than inventory and receivables, of Quality King Fragrance, Inc., ("QKF") a wholesaler of fine fragrances, with sales of approximately $85 million during its last fiscal year. ECOM V will acquire all of QKF's inventory over a twelve month period following the acquisition. QKF primarily distributes nationally advertised fragrance products to department stores, specialty outlets, drug store chains, mass merchandisers and other distributors. QKF purchases these products from a variety of manufacturers and wholesale distributors. Glenn and Stephen Nussdorf together own a majority interest in the parent of QKF and together own approximately 16% of ECOM V's outstanding common stock.

Ilia Lekach, Chairman and CEO of ECOM V, the parent of fragrance retailer, Perfumania, Inc ("Perfumania"), commented, "This acquisition is in line with our growth strategy, and most of all, will place us in position to create an exciting vehicle for our present and future suppliers that will help to strengthen all of our supplier relationships."

Michael Katz, Executive Vice President of QKF said, "The buying power and enhanced financial strength of the combination of Perfumania, Scents of Worth, Inc. and QKF will present exciting opportunities for the combined entity and its suppliers throughout the world. "

The letter of intent is not binding on the parties and is subject to numerous conditions, including the negotiation and execution of a definitive acquisition agreement, the completion of due diligence, the absence of any material adverse change in QKF's or ECOM V's business, assets or prospects, and the approval of the transaction by the independent members of the Board of Directors of ECOM V and ECOM V's and QKF's lenders. Due to the upcoming Holiday season, and the time necessary to complete due diligence and the preparation of the final acquisition documents, an anticipated closing date is set for late February 2004, although no assurance can be given.

ECOM V also announced today in a separate press release that it has entered into a letter of intent to acquire all of the capital stock of fragrance retailer, Scents of Worth, Inc. ("Scents of Worth"), an affiliate of QKF.

In connection with the evaluation of the Scents of Worth and QKF acquisitions, ECOM V, the Nussdorfs, Scents of Worth, QKF and the parent of Scents of Worth and QKF have entered into an agreement not to disclose information exchanged in connection with that evaluation and not to use confidential information except for purposes of that evaluation. In addition, ECOM V has agreed to pay the Nussdorfs and the Nussdorfs have agreed to pay ECOM V a fee of $1,000,000, if

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ECOM V or the  Nussdorfs,  respectively,  agree to any  proposal  received on or before February 28, 2004 regarding a transaction with a third party involving a sale by ECOM V, Scents of Worth or QKF of their fragrance businesses or which would prevent, prohibit or interfere with the possible acquisitions or result in material changes to the fragrance businesses of ECOM V or the fragrance businesses of Scents of Worth or QKF, respectively, or their respective values, financial conditions or prospects.

ECOM  V,  through  its  subsidiary,   Perfumania,  is  a  retailer  of  prestige
fragrances.

This press release includes information presented which contains forward-looking information, including statements regarding the benefits of the acquisition of QKF and the anticipated closing date of such acquisition. These comments constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the information discussed in these forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are the ability to satisfy the conditions contained in the letter of intent, the ability to complete the acquisition, on a timely basis, or at all, and if the acquisition is completed, the ability to achieve the anticipated benefits of the acquisition, general economic conditions, future trends in sales, ECOM V's ability to introduce new products in a cost-effective manner and other factors included in E COM V's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. ECOM V undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Perfumania is a trademark of Perfumania, Inc. All other trademarks are the property of their respective owners.

FOR:      E COM VENTURES, INC.
CONTACT:  Ilia Lekach 954-335-9160
          Mark Young 954-335-9030



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